Exhibit 99.1
Press Release

COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER FISCAL YEAR 2026 OPERATING RESULTS
ISSAQUAH, Wash., December 11, 2025 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the first quarter of fiscal 2026 (twelve weeks), ended November 23, 2025.
Net sales for the first quarter increased 8.2 percent, to $65.98 billion, from $60.99 billion last year.
Comparable sales for the first quarter fiscal 2026 were as follows:

	12 Weeks	12 Weeks
		Adjusted*
U.S.	5.9%	5.9%
Canada	6.5%	9.0%
Other International	8.8%	6.8%

Total Company	6.4%	6.4%

Digitally-Enabled	20.5%	20.5%
*Excluding the impacts from changes in gasoline prices and foreign exchange.
Net income for the quarter was $2,001 million, $4.50 per diluted share, compared to $1,798 million, $4.04 per diluted share, last year. This year’s results included a tax benefit of $72 million, $0.16 per diluted share, related to stock-based compensation, which last year was $100 million, $0.22 per diluted share.
Costco currently operates 923 warehouses, including 633 in the United States and Puerto Rico, 114 in Canada, 42 in Mexico, 37 in Japan, 29 in the United Kingdom, 20 in Korea, 15 in Australia, 14 in Taiwan, seven in China, five in Spain, three in France, two in Sweden, and one each in Iceland, and New Zealand. Costco also operates e-commerce sites in the U.S., Canada, the U.K., Mexico, Korea, Taiwan, Japan and Australia.
A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, December 11, 2025, and is available via a webcast on investor.costco.com (click “Events & Presentations”).

Press Release

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, inflation or deflation, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs and wages), workforce interruptions, energy and certain commodities, geopolitical conditions (including tariffs), the ability to maintain effective internal control over financial reporting, regulatory and other impacts related to environmental and social matters, public-health related factors, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law. Comparable sales and comparable sales excluding impacts from changes in gasoline prices and foreign exchange are intended as supplemental information and are not a substitute for net sales presented in accordance with U.S. GAAP.

CONTACTS:    Costco Wholesale Corporation
Josh Dahmen, 425/313-8254
Andrew Yoon, 425/313-6305

COST-Earn

Press Release

COSTCO WHOLESALE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(dollars in millions, except per share data) (unaudited)

	12 Weeks Ended
	November 23, 2025	November 24, 2024
REVENUE
Net sales	$65,978	$60,985
Membership fees	1,329	1,166
Total revenue	67,307	62,151
OPERATING EXPENSES
Merchandise costs	58,510	54,109
Selling, general and administrative	6,334	5,846
Operating income	2,463	2,196
OTHER INCOME (EXPENSE)
Interest expense	(35)	(37)
Interest income and other, net	155	147
INCOME BEFORE INCOME TAXES	2,583	2,306
Provision for income taxes	582	508
NET INCOME	$2,001	$1,798

NET INCOME PER COMMON SHARE:
Basic	$4.51	$4.05
Diluted	$4.50	$4.04

Shares used in calculation (000’s):
Basic	443,961	443,988
Diluted	444,515	444,891

Press Release

COSTCO WHOLESALE CORPORATION
CONSOLIDATED BALANCE SHEETS
(amounts in millions, except par value and share data) (unaudited)
Subject to Reclassification

	November 23, 2025	August 31, 2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$16,217	$14,161
Short-term investments	966	1,123
Receivables, net	3,231	3,203
Merchandise inventories	21,141	18,116
Other current assets	1,856	1,777
Total current assets	43,411	38,380
OTHER ASSETS
Property and equipment, net	32,616	31,909
Operating lease right-of-use assets	2,730	2,725
Other long-term assets	4,033	4,085
TOTAL ASSETS	$82,790	$77,099
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$23,513	$19,783
Accrued salaries and benefits	5,172	5,205
Accrued member rewards	2,712	2,677
Deferred membership fees	2,990	2,854
Other current liabilities	7,418	6,589
Total current liabilities	41,805	37,108
OTHER LIABILITIES
Long-term debt, excluding current portion	5,666	5,713
Long-term operating lease liabilities	2,436	2,460
Other long-term liabilities	2,580	2,654
TOTAL LIABILITIES	52,487	47,935
COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $0.005 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.005 par value; 900,000,000 shares authorized; 443,919,000 and 443,237,000 shares issued and outstanding	2	2
Additional paid-in capital	8,408	8,282
Accumulated other comprehensive loss	(1,976)	(1,770)
Retained earnings	23,869	22,650
TOTAL EQUITY	30,303	29,164
TOTAL LIABILITIES AND EQUITY	$82,790	$77,099

Press Release

COSTCO WHOLESALE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in millions) (unaudited)
Subject to Reclassification

	12 Weeks Ended
	November 23, 2025	November 24, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,001	$1,798
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	597	548
Non-cash lease expense	75	72
Stock-based compensation	486	463
Other non-cash operating activities, net	(5)	(72)
Changes in working capital	1,534	451
Net cash provided by operating activities	4,688	3,260
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(1,526)	(1,264)
Purchases of short-term investments	(195)	(247)
Maturities of short-term investments	340	541
Other investing activities, net	(17)	(15)
Net cash used in investing activities	(1,398)	(985)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of short-term borrowings	—	(194)
Proceeds from short-term borrowings	—	133
Tax withholdings on stock-based awards	(357)	(389)
Repurchases of common stock	(210)	(207)
Cash dividend payments	(577)	(515)
Financing lease payments and other financing activities, net	(23)	(21)
Net cash used in financing activities	(1,167)	(1,193)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(67)	(81)
Net change in cash and cash equivalents	2,056	1,001
CASH AND CASH EQUIVALENTS BEGINNING OF YEAR	14,161	9,906
CASH AND CASH EQUIVALENTS END OF PERIOD	$16,217	$10,907